Filed pursuant to Rule 424(b)(4)
Under the Securities Act of 1933, as amended
Registration No. 333-211421

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED AUGUST 17, 2016)

Up to 1,127,859 Shares of Common Stock or Up to 665,281 Shares of Series F Convertible Preferred Stock Convertible Into Up to 665,281 Shares of Common Stock
Class A Warrants to Purchase up to 1,793,140 Shares of Common Stock
Class B Warrants to Purchase up to 1,793,140 Shares of Common Stock

This Prospectus Supplement No. 1 supplements and amends the prospectus dated August 17, 2016 relating to the sale of (i) up to 1,127,859 shares of common stock or up to 665,281 shares of Series F Convertible Preferred Stock convertible into up to 665,281 shares of common stock, (ii) Class A Warrants to purchase up to 1,793,140 shares of common stock and (iii) Class B Warrants to purchase up to 1,793,140 shares of common stock.

This prospectus supplement should be read in conjunction with the prospectus dated August 17, 2016, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

On August 31, 2016, we filed a Current Report on Form 8-K. That Form 8-K, without exhibits, is attached hereto.

On September 23, 2016, we filed a Current Report on Form 8-K. That Form 8-K, without exhibits, is attached hereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus, as may be updated from time to time by our quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 23, 2016.

INDEX TO FILINGS

Annex

Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2016	A
Current Report on Form 8-K filed with the Securities and Exchange Commission on September 23, 2016	B

Annex A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 25, 2016

Commission File Number:  000-31265

MabVax Therapeutics Holdings, Inc.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)
93-0987903
(IRS Employer Identification No.)

11535 Sorrento Valley Rd., Suite 400, San Diego, California 92121
(Address of principal executive offices)

858-259-9405
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to the Non-Employee Director Compensation Policy

On August 25, 2016, the Compensation Committee of the Board of Directors ("Board") of MabVax Therapeutics Holdings, Inc. (the "Company") approved the following amendments to Company's policy for compensating non-employee members of the Board:

    a. The initial equity grant upon first appointment (or election) of future non-employee directors to the Board shall be a 10-year option to purchase 25,000 shares of the Company's Common Stock, under the Company's Second Amended and Restated 2014 Equity Incentive Plan with 3-year annual vesting and a strike price equal the closing price of the Company's common stock on the effective date of the appointment (or election);

    b. The additional automatic annual option grant to each non-employee director on the date of the Company's annual meeting shall be a 10-year option to purchase 17,500 shares of the Company's Common Stock, under the Company's Second Amended and Restated 2014 Equity Incentive Plan with 1-year vesting and a strike price equal the closing price of the Company's common stock on the date of the annual meeting.

The full text of the Non-Employee Director Compensation Policy, as amended through August 25, 2016 is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. & Description

10.1 Non-Employee Director Compensation Policy as amended through August 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MabVax Therapeutics Holdings, Inc.

Date: August 30, 2016	By:	/s/ J. David Hansen
Name: J. David Hansen
Title: President & CEO

Exhibit Index

Exhibit No.	Description
EX-10.1	Non-Employee Director Compensation Policy, as amended through August 25, 2016

Annex B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2016

Commission File Number: 001-37861

MabVax Therapeutics Holdings, Inc.
(Exact name of registrant as specified in its charter.)

Delaware	93-0987903
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11535 Sorrento Valley Rd., Suite 400, San Diego, California 92121
(Address of principal executive offices)

858-259-9405
Registrant’s telephone number, including area code:

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On September 22, 2016, following the completion of all exchange transactions and related documentation, MabVax Therapeutics Holdings, Inc. (the “Company”) filed with the Secretary of State of the State of Delaware Certificates of Elimination eliminating from its Amended and Restated Certificate of Incorporation the designation of shares of its preferred stock as Series A-1, Series B and Series C Preferred Stock. As a result, all shares of preferred stock previously designated as Series A-1, Series B and Series C Preferred Stock were eliminated and returned to the status of authorized but unissued shares of preferred stock, without designation. The Series A-1, Series B and Series C Preferred Stock were exchanged on March 25, 2015, pursuant to agreements which provided for the exchange of all of the Company Series A-1, Series B and Series C Preferred Stock for Series D Preferred Stock and Common Stock on that date.

On September 22, 2016, the Company also filed with the Secretary of State of the State of Delaware a Certificate of Correction to the Amended and Restated Certificate of Incorporation of the Company filed on September 8, 2014 (the “Certificate of Correction”). The Certificate of Correction is retroactively effective as of date of the original filing, September 8, 2014. The Certificate of Correction did not alter the rights, preferences or privileges of the Series A-1, Series B or Series C Preferred Stock as were previously reported. Copies of the Certificates of Elimination for the Series A-1, Series B and Series C Preferred Stock, and the Certificate of Correction are attached to this Current Report as Exhibits 3.1, 3.2, 3.3 and 3.4, respectively, the contents of which are each hereby incorporated by reference.
Item 9.01 Financial Statements and Exhibits.

Exhibit No. and Description

3.1	Certificate of Elimination of Series A-1 Convertible Preferred Stock
3.2	Certificate of Elimination of Series B Convertible Preferred Stock
3.3	Certificate of Elimination of Series C Convertible Preferred Stock
3.4	Certificate of Correction of Amended and Restated Certificate of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MabVax Therapeutics Holdings, Inc.
Date: September 23, 2016	By: /s/ J. David Hansen Name: J. David Hansen Title: Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

EX-3.1	Certificate of Elimination -- Series A-1 Preferred Stock
EX-3.2	Certificate of Elimination -- Series B Preferred Stock
EX-3.3	Certificate of Elimination -- Series C Preferred Stock
EX-3.4	Certificate of Correction to Amended and Restated Certificate of Incorporation